CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of October 11, 2018, with an effective date of April 1, 2019 (the “Effective Date”), by and between:

Tupperware Brands Corporation, 14901 S. Orange Blossom Trail Orlando, Florida 32837 (hereinafter referred to as "Tupperware Brands");

and

Michael S. Poteshman, having an address at 1500 Summerland Avenue, Winter Park Florida 32789 (hereinafter referred to as the "Consultant");

WITNESSETH:

WHEREAS, Tupperware Brands wishes to engage the Consultant to perform certain services for Tupperware Brands and the companies related to Tupperware Brands, as more fully set forth below; and further

WHEREAS, the Consultant has the ability to perform such services and desires to perform such services for Tupperware Brands; and further

WHEREAS, Tupperware Brands and the Consultant recognize that the Consultant (as a former employee of Tupperware Brands as of the Effective Date) has knowledge of and will continue to receive certain information relating to Tupperware Brands and its related companies (including without limitation, financial information), and the methods used by any or all of them in the manufacture, sales and distribution of the products of Tupperware Brands and its related companies (hereinafter referred to as "Confidential Information").

NOW THEREFORE, in consideration of the mutual premises and promises set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    SERVICES TO BE PERFORMED

The Consultant will render, as requested by Tupperware Brands, financial advisory consulting services in support of Tupperware Brands and its related entities as further outlined in Appendix A attached hereto, which lists consulting services and deliverables (which Appendix A may be amended from time to time by the parties).

2.CONSULTING FEES AND RETAINER

A.
In exchange for the Consultant being available for performing Services, and for performing such Services, Tupperware Brands will pay to the Consultant: (i) a total retainer of One Hundred and Twenty Thousand Dollars ($120,000.00), payable in six (6) equal monthly installments of Twenty Thousand Dollars ($20,000.00) each throughout the Term, and (ii) an hourly fee of $340.00 / hour for Services performed (which hourly fee shall be in addition to the retainer set forth in clause (i) above), both exclusive of any taxes. The Consultant must document all hours worked and Services performed, and submit such information to Tupperware Brands in an invoice on a monthly basis. The first monthly invoice will be submitted for the period ending April 30, 2019, based on the terms and conditions outlined in this Agreement. The Consultant is responsible for all taxes and other withholdings, as well as any notifications to the appropriate authorities.

B.
Reasonable travel costs and other business expenses of the Consultant shall be reimbursed to such extent as such costs and expenses are approved by Patricia Stitzel, President & Chief Executive Officer (the “CEO”), in advance, and are in compliance with Tupperware Brands’ expense reimbursement and travel policies for consultants.

C.
Invoices for the retainer, hourly consulting fees and expenses, as noted above, are to be submitted to the CEO’s attention at Tupperware Brands Corporation, 14901 South Orange Blossom Trail, Orlando, FL 32837, and all non-disputed amounts will be paid by Tupperware Brands within thirty (30) days of receipt.

3.	RELATIONSHIPS

A.
Nothing in this Agreement shall be deemed or interpreted to create the relationship of principal and agent, employer and employee, a partnership or a joint venture. The parties hereto agree that the Consultant is an independent consultant. Neither party shall have the authority to make any statements, representations, or commitments of any kind, or to take any other action, which shall be binding on the other party, except as may be explicitly permitted herein.

The Consultant acknowledges that he is providing services under the direct supervision of the CEO or her designee.

B.
The Consultant hereby acknowledges and agrees that the payment of all applicable taxes and other amounts required to be withheld, including, but not limited to federal and local income taxes, unemployment compensation insurance, worker's compensation insurance or any similar plans in the local country, shall be the sole responsibility of the Consultant. The Consultant will reimburse Tupperware Brands for any such taxes and/or other amounts paid by Tupperware Brands.

C.
The Consultant hereby acknowledges that during the Term neither he, nor his employees, agents, or other representatives (collectively, the “Representatives”) shall be eligible for, or entitled to participate in, any employee pension, health, or other fringe benefit plan offered by Tupperware Brands (except that any and all benefits vested or to which the Consultant is entitled as a result of his past employment with Tupperware Brands remain in effect).

D.
Because the Consultant, and any Representatives of the Consultant, are not employees of Tupperware Brands during the Term, Tupperware Brands shall not obtain worker's compensation insurance coverage for the Consultant or the Representatives of the Consultant.

E.
The Consultant agrees during the Term to take full responsibility for medical, personal, accident, and life insurance, and Tupperware Brands has no liability whatsoever as a result of this consulting relationship; however, Tupperware Brands will provide emergency medical arrangements for the Consultant (at the Consultant’s expense) while performing services under this Agreement.

4.	TERM AND TERMINATION

The Consultant’s Services will begin on April 1, 2019 and will end on September 30, 2019 (the “Term”). This Agreement shall terminate upon the death or disability of the Consultant or by either party giving not less than thirty (30) days’ prior written notice of termination to the other. If the Consultant terminates this Agreement for any reason or Tupperware Brands terminates this Agreement as a result of the Consultant’s gross negligence or intentional misconduct, the Consultant will be paid (a) a pro-rated portion of the retainer, (b) for services provided at the hourly rate, and (c) for any expenses incurred (as described in Section 2 above), up to and including the effective date of termination. If Tupperware Brands terminates this Agreement for any reason other than the Consultant’s gross negligence or intentional misconduct, the Consultant will be paid (y) the full outstanding balance of the total six (6) month retainer, and (z) for services provided at the hourly rate and for any expenses incurred (as described in Section 2 above), up to and including the effective date of termination.

5.    CONFIDENTIALITY AND SECRECY

A.
The Consultant acknowledges that, as a former employee of Tupperware Brands as of the Effective Date, he has knowledge of, and Tupperware Brands shall also, in its discretion, provide to the Consultant, certain Confidential Information.

B.
The Consultant acknowledges that the unauthorized disclosure or use of the Confidential Information could cause substantial damage to Tupperware Brands and its related companies. The Consultant therefore agrees not to disclose or use the Confidential Information other than as expressly authorized by Tupperware Brands, and to take all necessary measures (during and after the Term) to prevent the Confidential Information from being disclosed, accessed or used in any manner whatsoever, without prior written authorization from Tupperware Brands, or the theft or loss of the Confidential Information.

C.
The Consultant acknowledges that the Confidential Information, whether written, oral, demonstrative, or in some other form, and any duplicates, models, or other representations of the Confidential Information, are and will at all times remain the exclusive property of Tupperware Brands.

D.
The Consultant shall use the Confidential Information only insofar as is necessary for the carrying out of his activities related to the Services to be performed under this Agreement. In other words, the Consultant shall not use or disclose the Confidential Information to any third party persons or entities, unless such disclosure is expressly authorized in writing by an authorized representative of Tupperware Brands.

E.
Upon the request of Tupperware Brands at any time, and in any event immediately after the termination or expiration of this Agreement, the Consultant will promptly return to Tupperware Brands all Confidential Information in the Consultant’s possession or control, including without limitation, all written material containing Confidential Information, and any copies thereof (including partial copies).

F.
Because of the importance to Tupperware Brands of the Consultant observing all of the above covenants, the Consultant acknowledges and agrees that the breach or threatened breach of this Section 5 may result in irreparable harm to Tupperware Brands and its related companies, that damages resulting from such breach may be difficult or impossible to measure, and that, in addition to the payment of any damages owed to Tupperware Brands and/or its related companies, Tupperware Brands will be entitled to injunctive or other equitable relief to restrain any threatened or continued breach of this Section 5. The Consultant hereby waives any requirement for the posting of a bond or other security in connection with the granting of such injunctive relief.

G.	The Consultant shall be responsible for the breach or threatened breach of this Section 5 by any of its Representatives.

H.
IMPORTANT: Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information by the Consultant as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant shall promptly provide written notice of any such order to an authorized officer of Tupperware Brands (its Chief Legal Officer). Nothing in this Agreement prohibits or restricts the Consultant from initiating communications directly with, responding to an inquiry from, or providing testimony before the U.S. Securities and Exchange Commission or any other federal or state regulatory authority. The Consultant understands that this Agreement does not limit the Consultant’s right to receive an award for information provided to any government agencies, nor does it limit the Consultant’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including, under applicable United States federal law, (i) disclosing in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (ii) disclosing trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6.    MISCELLANEOUS PROVISIONS

A.
Each provision of this Agreement shall be construed to be independent and severable from the remainder of this Agreement and, in the event any part of this Agreement shall be deemed void or voidable, the rest of this Agreement shall not be affected thereby, and shall remain in force.

B.	This Agreement is governed by the laws of the State of Florida (without reference to its conflicts of laws provisions) and, in the case of dispute, the courts in Florida will have sole jurisdiction.

C.
All notices required or permitted to be given under this Agreement may be sent as follows: (i) by in-person delivery or by a recognized courier service, and will be effective on the date received by the other party with proof of delivery; or (ii) by United States Postal Service (USPS) certified mail, postage prepaid, return receipt requested, and will be effective five (5) business days after deposit with the USPS. Notices shall be sent to the addresses shown above (each party may change the address to which notice shall be given by following the procedures set forth in this Section 6.C). Notices to Tupperware Brands shall be directed to the attention of Karen M. Sheehan, Chief Legal Officer.

D.
This Agreement (including Appendix A) represents the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, understandings or agreements, oral and written. Both parties acknowledge that certain agreements regarding the Consultant’s employment with Tupperware Brands and retirement therefrom (including, but not limited to, any and all confidentiality agreements, non-compete and restrictive covenant agreements, and retirement agreements), are in no way amended or superceded by this Agreement.

E.	This Agreement may not be assigned, in whole or in part, without the prior written consent of both parties.

F.
The Consultant will not use the name, logo or other intellectual property of Tupperware Brands and/or any of its related companies in any advertising or promotion without the prior written approval of Tupperware Brands.

G.
All results and proceeds of the Consultant’s services under this Agreement constitute “works made for hire” and are the sole and exclusive property of Tupperware Brands. If any of the results and proceeds of the services are not “works made for hire,” the Consultant hereby assigns to Tupperware Brands, all right, title and interest in and to all such results and proceeds. The Consultant shall not use the results and proceeds of the services for any purpose other than the performance of the services under this Agreement, without the prior written consent of Tupperware Brands. As the sole owner of the results and proceeds of the services, Tupperware Brands is under no obligation to give any credit to the Consultant.

IN WITNESS WHEREOF, Tupperware Brands and the Consultant have executed this Agreement as of the day and year first above written.

TUPPERWARE BRANDS CORPORATION            MICHAEL S. POTESHMAN

	/S/ Lillian Garcia	/s/ Michael S. Poteshman
	Lillian Garcia	Michael S. Poteshman
Executive Vice President and Chief Talent Officer
Date:	February 19, 2019	February 19, 2019

APPENDIX A

SCOPE OF SERVICES TO BE PERFORMED BY CONSULTANT

Responsibilities:

As requested by Tupperware Brands management, the Consultant will provide financial advisory services including, but not limited to:

•	Transition and onboarding support with the new CFO as requested by management;

•	Financial advisory services in all aspects of the business, as requested.